EXHIBIT 6.5

ELECTION FORM ADDENDUM

THIS ELECTION FORM ADDENDUM (this “Addendum”) is executed in conjunction with and, by this reference, incorporated into the Purchase and Sale Agreement (the “Agreement”) dated as of the eighth day of March, 2023, between Sammie Francis Joseph III (collectively, “Buyer”) and Seller, as defined in the Agreement, respecting Lot 30 of Block G in Sunset Oaks Subdivision/Plat in the community known as Sunset Oaks Stonehill (the “Community”).

1. Defined Terms. All initially capitalized terms not defined herein shall have the meanings set forth in the Agreement, and all references in this Addendum to the Agreement shall be deemed to include references to this Addendum and to any other addenda and riders attached to the Agreement, which are hereby incorporated by this reference.

2. Affiliated Business. Seller has given Buyer notice in the Affiliated Business Arrangement Disclosure Statement that Seller has business relationships with Lennar Mortgage, LLC (“Lennar Mortgage”), Lennar Title, Inc. (“Lennar Title”), and North American Title Insurance Company. Buyer understands and acknowledges that if Buyer elects to use Lennar Title, Lennar Title may issue title insurance through various underwriters including North American Title Insurance Company. Buyer is hereby informed that Buyer is not obligated to use an affiliated business of Seller as a condition to the sale of the Home.

3. Incentives for Use of Affiliated Business.

3.1 By checking one of the boxes below and initialing below the selected text, Buyer hereby selects the lender and title company that Buyer will use in connection with the purchase of the Home.

3.1.1	☐	Buyer elects to use both Lennar Mortgage (or such other lender named on the Approved Lender Addendum) and Lennar Title.

3.1.2	☐	Buyer intends to purchase the Home without financing, but elects to use Lennar Title as its title company.

3.1.3	☐	Buyer elects to use a Lender other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender, but elects to use Lennar Title as its title company.

3.1.4	☒	Buyer elects to use a Lender other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender and a title company other than Lennar Title.

Buyer’s Initials

3.2	If Buyer selects option 3.1.1 above,

	☐	At Closing Seller will contribute up to ($.00) towards Buyer’s Closing costs.

	☐	The cost for the standard Owner’s Title Policy (“OTP”) shall be credited to Buyer by Seller at Closing.

(each, an “Incentive”). Buyer’s entitlement to the Incentives is contingent upon Buyer’s use of Lennar Mortgage and/or Lennar Title in the closing of the Home. The Incentive shall be applied to costs in an order determined by Seller in its sole discretion. Buyer may change Buyer’s selection at a later date (e.g., elect to use Lennar Mortgage and/or Lennar Title).

4. Buyer’s Acknowledgement. In the event that Buyer has chosen not to use Lennar Mortgage or one of Seller’s approved lenders named on the Approved Lender Addendum for the purchase of the Home, Buyer acknowledges and agrees that, by doing so, circumstances may occur that are beyond Seller’s control and could delay the closing date. Pursuant to the Agreement, Buyer is contractually obligated to close on the Home when it is complete. However, if Buyer is unable to close on the Home by the date required under the Agreement, Seller shall have the right to exercise any of its rights and remedies as set forth in the Agreement.

5. Counterparts. This Addendum shall be validly executed when signed in counterpart; a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed original and given as of the date and time of the transmission of this Addendum electronically to the other party.

6. Conflicts. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement shall remain in full force and effect.

Austin, Texas (05-AUG-22)

7. Entire Agreement. The Agreement, together with this Addendum and any other addenda or riders to the Agreement, contains the entire agreement between Buyer and Seller concerning the matters set forth herein. No addition or modification of this Addendum or the Agreement shall be effective unless set forth in writing and signed by Buyer and an authorized representative of Seller.

Buyer - Sammie Francis Joseph III		Buyer -
Date	3/20/2023	Date

Buyer -		Buyer -
Date		Date

SELLER: Lennar Homes of Texas Sales and Marketing, Ltd.
a

By
Title:	Authorized Representative Kody Walker

Date Signed by Seller:	3/20/2023

Austin, Texas (05-AUG-22)